Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), dated as of June 3, 2004, is by and between St. John Knits, Inc., a California corporation (“Company”), and Richard Cohen, an individual (“Executive”). In consideration of the mutual covenants and agreements set forth herein, the parties hereto agree as follows.

ARTICLE I

EMPLOYMENT

The Company hereby employs Executive and Executive accepts employment with the Company upon the terms and conditions herein set forth.

1.1 Employment.

(a) Subject to the provisions of Article IV of this Agreement, the Company hereby employs Executive, and Executive agrees to serve as the Chief Executive Officer of the Company and St. John Knits International, Incorporated (“SJKII”) from the period beginning on the date on which Executive commences employment with the Company (which shall be no later than September 1, 2004) (the “Effective Date”) and ending on the fifth anniversary of the Effective Date (the “Term”); provided, however, that commencing with the fifth anniversary of the Effective Date and on each anniversary thereof (each, an “Extension Date”), the Term shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto 90 days prior written notice before the applicable Extension Date that the Term shall not be so extended. In such positions, Executive shall assume, subject to the powers of the Board of Directors of the Company (the “Company Board”) and the Board of Directors of SJKII (the “Board of Directors”), as applicable, general and active supervision and management over the business of the Company and SJKII and over their respective officers, assistants, agents and employees. In addition, Executive shall have such duties and authority commensurate with the position of a chief executive officer of a company of similar size and nature and as the Company Board and the Board of Directors, as applicable, shall otherwise determine from time to time. Executive agrees to devote substantially his full business time and attention and best efforts to the affairs of SJKII and the Company during the Term, unless this Agreement is terminated sooner in accordance with the provisions hereto. Executive shall report to the Company Board and the Board of Directors, as applicable, and shall be appointed and serve as a member of the Board of Directors without additional compensation.

(b) Notwithstanding the foregoing, Executive shall not be precluded from (i) serving on the boards of directors of a reasonable number of trade associations and/or charitable organizations (subject to the reasonable approval of the Board of Directors), (ii) engaging in charitable activities and community affairs, (iii) serving as a director of Cortiva Group, LLC and (iv) managing his personal investments and affairs; provided that the activities in clauses (i) through (iv) do not, individually or in the aggregate, materially interfere with the proper performance of his duties and responsibilities to the Company or adversely affect in any material respect the Company or any of its affiliates.

(c) Executive’s obligations under this Agreement shall be contingent upon his obtaining, or waiving his right to obtain, a release of claims (the “Zegna Release”) from Ermenegildo Zegna Corporation (“Zegna”) and entering into, or waiving his right to enter into, a severance agreement with Zegna (the “Zegna Severance Agreement”), which agreements are acceptable to Executive in his sole discretion. Notwithstanding anything to the contrary in this Agreement, in the event that Executive fails to either (i) obtain the Zegna Release and/or enter into the Zegna Severance Agreement or (ii) waive Executive’s right to obtain the Zegna Release or enter into the Zegna Severance Agreement on or before June 30, 2004, then this Agreement shall be deemed null and void and of no further force and effect.

ARTICLE II

COMPENSATION

2.1 Annual Salary. During the Term, the Company shall pay Executive at the annual rate of $1,200,000. Beginning with the Company’s fiscal year 2006, Executive’s annual base salary shall be subject to review for increase by the Board of Directors on an annual basis on or around the first day of each fiscal year. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Rate”. The Base Rate shall be payable in substantially equal monthly installments.

2.2 Purchased Equity and Stock Options.

(a) Purchased Equity. On the Effective Date or as soon as practicable thereafter, Executive shall purchase 1,667 shares of common stock of SJKII (the “Shares”). The purchase price per Share shall be $30.00.

(b) Stock Options.

(i) On the Effective Date or as soon as practicable thereafter, Executive shall be granted an option under an option agreement, in the form attached hereto as Exhibit A (the “Option Agreement”), to purchase (A) 50,000 Shares, at the price of $30.00 per Share, (B) 50,000 Shares, at a price of $40.00 per Share, (C) 50,000 Shares, at a price of $50.00 per Share, and (D) 50,000 Shares, at a price of $60.00 per Share (the “Option”), which shall be subject to the terms and conditions set forth in the Amended and Restated St. John Knits International, Incorporated 1999 Stock Option Plan (the “Stock Option Plan”) and the Option Agreement.

(ii) In the event of any conflict or inconsistency between the terms and conditions of the Stock Option Plan and the Option Agreement, the terms and conditions of the Option Agreement shall control.

(c) Subscription Agreement. All Shares purchased by Executive as described in Article 2.2(a) and acquired by Executive upon the exercise of an Option shall be subject to the terms and conditions of a subscription agreement, substantially in the form attached hereto as Exhibit B.

2.3 Reimbursement of Expenses. During the Term, Executive shall be entitled to receive prompt reimbursement of all reasonable expenses incurred by Executive in performing services hereunder, including all expenses of travel, entertainment and living expenses while away from home on business at the request of, or in the service of, the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

2.4 Bonuses.

(a) Signing Bonus. Upon signing, Executive shall receive a signing bonus in the amount of $300,000 (the “Signing Bonus”); provided, however, if at any time prior to December 31, 2005, Executive’s employment with the Company is terminated by Executive without Good Reason (as defined in Article 4.1 below) or by the Company for Cause, Executive shall, within 20 business days after any such termination, repay to the Company the Signing Bonus. Nothing in this paragraph is to be read as guaranteeing Executive’s employment longer than the Term or in any other way.

(b) Annual Bonus. Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) with respect to each fiscal year during the Term of up to (i) 50% of the Base Rate in fiscal years 2004 and 2005 and (ii) 100% of the Base Rate during the remainder of the Term, which shall be determined by, and paid based upon, performance goals to be set by the Board of Directors in consultation with Executive within the first 90 days of each applicable fiscal year; provided, however, that Executive shall be entitled to an Annual Bonus, (x) with respect to fiscal year 2004, of no less than the product of $300,000 multiplied by a fraction, the numerator of which is the number of days that this Agreement was in effect in fiscal year 2004 and the denominator of which is 365 and (y) with respect to fiscal year 2005, of no less than $350,000 (the amounts in clauses (x) and (y), the “Minimum Annual Bonus Amounts”).

2.5 Benefits and Perquisites.

(a) General Benefits. Except as provided pursuant to Article 2.5(b) below, during the Term, Executive shall be entitled to participate in and be covered by all health, insurance, pension and other employee plans and benefits currently established for the employees of the Company on at least the same terms as other senior executives of the Company, subject to meeting applicable eligibility requirements.

(b) Minimum Benefits. During the Term, the Company shall provide Executive with the following minimum benefits:

(i) The Company shall obtain, and pay the premiums on, a whole life policy in the amount of $1,000,000 and a term life policy in the amount of $2,000,000 on the life of Executive, naming Executive’s designated beneficiary as the beneficiary thereof.

(ii) The Company shall obtain, and pay the premiums on, (A) an individual disability insurance policy which provides a monthly disability benefit of $9,500 and (B) a group disability policy which provides for a monthly disability benefit of at least $15,000. Such policies shall contain terms, conditions and exclusions substantially the same as the policies maintained by Zegna for Executive’s benefit as of April 1, 2004.

(iii) The Company shall either contribute an amount to the Company’s 401(k) plan equal to 100% of Executive’s 401(k) contribution, not to exceed 5% of the annual compensation limit for the year such contribution is made, or make such other arrangement to provide a comparable benefit as is reasonably acceptable to Executive.

(c) Dependent Medical Care. During the Term, the Company shall (i) pay insurance premiums when due, in an aggregate amount of up to $470,000 per year, for an insurance policy which provides for payment or reimbursement to Executive for any medical, custodial or in-home nursing care or special education expenses incurred by Executive for Executive’s dependents or (ii) if no insurance policy is available, reimburse Executive, in an aggregate amount of up to $470,000 per year, for any medical, custodial or in-home nursing care or special education expenses incurred by Executive for Executive’s dependents (the “Dependent Care Coverage”); provided that the Company shall use commercially reasonable efforts to provide such Dependent Care Coverage though an insurance policy which shall provide, to the maximum extent possible, that such reimbursements shall not constitute taxable income to Executive.

(d) Perquisites. During the Term, Executive shall be entitled to the perquisites set forth on Exhibit C attached hereto.

2.6 Vacations and Holidays. During Executive’s employment with the Company, Executive shall be entitled to an annual vacation leave of four weeks at full pay, or such greater vacation benefits as may be provided for by the Company’s vacation policies applicable to senior executives. Executive shall be entitled to such holidays as are established by the Company for all employees.

ARTICLE III

CONFIDENTIALITY AND NONDISCLOSURE

3.1 Confidentiality. Executive will not during Executive’s employment by the Company or thereafter at any time disclose, directly or indirectly, to any person or entity or use for Executive’s own benefit any trade secrets or confidential information relating to the Company’s business operations, marketing data, business plans, strategies, employees, negotiations and contracts with other companies, or any other subject matter pertaining to the business of the Company or any of its affiliates, clients, customers, consultants, or licensees, known, learned, or acquired by Executive during the period of Executive’s employment by the Company (unless generally known to the public or to trade sources other than as a result of Executive’s breach of this Article 3.1 or any breach of other confidentiality obligations by third parties) (collectively “Confidential Information”), except as may be necessary in the ordinary course of performing Executive’s particular duties as an employee of the Company. Except as required by law, prior to the Effective Date, (a) Executive will not disclose to anyone, other than Executive’s immediate family and legal or financial advisors, the contents of this Agreement and (b) the Company will not disclose to anyone, other than its affiliates and legal or financial advisors, the contents of this Agreement.

3.2 Return of Confidential Material. Executive shall promptly deliver to the Company on termination of this Agreement, whether or not for Cause and whatever the reason,

or at any time the Company may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints, Confidential Information and any other documents of a confidential nature belonging to the Company or any of its affiliates, including all copies of such materials which Executive may then possess or have under Executive’s control. Upon termination of this Agreement, Executive shall not take any document, data, or other material of any nature containing or pertaining to the proprietary information of the Company.

3.3 Prohibition on Solicitation of Customers. During the term of Executive’s employment with the Company and for a period of one year thereafter (the “Restricted Period”), Executive shall not, directly or indirectly, either for Executive or for any other person or entity, solicit any person or entity to terminate such person’s or entity’s contractual and/or business relationship with the Company or any of its affiliates, nor shall Executive interfere with or disrupt or attempt to interfere with or disrupt any such relationship. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.4 Prohibition on Solicitation of Employees, Agents or Independent Contractors. During the Restricted Period, Executive will not solicit any of the employees, agents, or independent contractors of the Company or any of its affiliates to leave the employ of the Company or any of its affiliates for a competitive company or business. However, Executive may solicit any employee, agent or independent contractor who voluntarily terminates his or her employment with the Company or any of its affiliates after a period of 120 days have elapsed since the termination date of such employee, agent or independent contractor. None of the foregoing shall be deemed a waiver of any and all rights and remedies the Company may have under applicable law.

3.5 Right to Injunctive and Equitable Relief. Executive’s obligations not to disclose or use Confidential Information and to refrain from the solicitations described in this Article III are of a special and unique character which gives them a peculiar value. The Company cannot be reasonably or adequately compensated for damages in an action at law in the event Executive breaches such obligations. Therefore, Executive expressly agrees that the Company shall be entitled to injunctive and other equitable relief without bond or other security in the event of such breach in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of Executive and the rights and remedies of the Company under this Article III are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies created by applicable law relating to misappropriation or theft of trade secrets or Confidential Information.

3.6 Survival of Obligations. Executive agrees that the terms of this Article III shall survive the Term and the termination of Executive’s employment with the Company.

ARTICLE IV

TERMINATION

4.1 Definitions. For purposes of this Article IV, the following definitions shall apply to the terms set forth below:

(a) Cause. “Cause” shall include the following:

(i) Executive’s conviction of, or plea of guilty or nolo contendere to, (A) a felony under the laws of the United States or any state thereof or (B) any other crime (excluding a petty misdemeanor) involving theft, fraud, dishonesty or moral turpitude;

(ii) Executive engages in willful misconduct that results in any material harm to the Company;

(iii) Executive’s willful failure to substantially carry out Executive’s duties (except where such failure is a result of Executive’s death or Disability) within 10 days after a written demand for substantial performance approved by a resolution of the Board of Directors is delivered to Executive by the Board of Directors that specifically identifies the manner in which the Board of Directors believes Executive has not substantially performed Executive’s duties;

(iv) a material breach of this Agreement by Executive and Executive fails to cure such breach within 30 days following written notice delivered by the Company; or

(v) Executive’s material violation of any written Company policy and Executive fails to cure such violation within 10 days following written notice delivered by the Company; provided, however, that a repeat violation of the same or similar policy shall not be subject to a cure period.

For purposes of this Article 4.1(a), no act, or failure to act, on the part of Executive shall be considered “willful” to the extent such act, or failure to act, is based upon a directive given pursuant to a resolution duly adopted by the Board of Directors.

(b) Good Reason. “Good Reason” shall mean, without Executive’s prior written consent:

(i) the assignment to Executive of duties inconsistent with the position and status of Executive as set forth in this Agreement;

(ii) a substantial alteration or diminution in the nature, status or prestige of Executive’s responsibilities or a diminution in Executive’s title or reporting level from that set forth in this Agreement; provided, however, that, on or after an Equity Acceleration Event, a change in Executive’s title from that set forth in this Agreement shall not constitute “Good Reason” so long as Executive remains the most senior executive officer of SJKII and the Company or, in the event of the sale of the assets of

SJKII and its subsidiaries (determined on a consolidated basis), the businesses of SJKII and the Company;

(iii) the relocation of the Company’s executive offices or principal business location to a point more than 50 miles from the location of such offices or business as of the date of this Agreement;

(iv) a reduction by the Company of (A) Executive’s Base Rate, (B) Executive’s Annual Bonus opportunity as described in Article 2.4(b), (C) the maximum amount of the Dependent Care Coverage or (D) the minimum benefits described in Article 2.5(b) of this Agreement;

(v) a failure by the Company to obtain from any successor, before the succession takes place, an agreement to assume and perform this Agreement;

(vi) a material breach of this Agreement by the Company (including, without limitation, the Company’s failure to grant the Option or pay the Minimum Annual Bonus Amounts); or

(vii) if there is no public market for the Shares, Executive is not elected to be a member of the Board of Directors or, if there is a public market for the Shares, Executive is not nominated to be a member of the Board of Directors so long as such nomination is not prohibited by applicable law.

provided that any event described in clauses (i) through (vi) above shall constitute Good Reason only if the Company fails to cure such event within 20 days after receipt from Executive of written notice of the event which constitutes Good Reason; provided, further, that Good Reason shall cease to exist for an event on the 180th day following the later of its occurrence or Executive’s actual knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

(c) Disability. “Disability” shall mean a physical or mental incapacity as a result of which Executive becomes unable to substantially perform his duties hereunder (reasonable absences because of sickness for up to four consecutive months excepted; provided, however, that any new period of incapacity or absences shall be deemed to be part of a prior period of incapacity or absences if the prior period terminated within 90 days of the beginning of the new period of incapacity or absence and the incapacity or absence is determined by the Board of Directors, in good faith, to be related to the prior incapacity or absence). A determination of Disability shall be subject to the certification of a qualified medical doctor agreed to by the Company and Executive or in the event of Executive’s incapacity to designate a doctor, Executive’s legal representative. In the absence of agreement between the Company and Executive, each party shall nominate a qualified medical doctor and the two doctors so nominated shall select a third doctor, who shall make the determination as to Disability.

4.2 Termination by Company. The Company may terminate Executive’s employment hereunder immediately for Cause. Subject to the other provisions contained in this Agreement, the Company may terminate this Agreement for any reason other than Cause upon 30 days’ written notice to Executive. The effective date of termination (the “Termination Date”)

shall be considered to be 30 days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company immediately.

4.3 Termination by Executive. Executive may terminate his employment hereunder upon 30 days’ written notice to the Company. The Termination Date shall be considered to be 30 days subsequent to written notice of termination; however, the Company may elect to have Executive leave the Company immediately.

4.4 Death or Disability of Executive. Executive’s employment hereunder shall terminate immediately upon the death or Disability of Executive. In such event, the Termination Date shall be the date of death or the date of the determination of Executive’s Disability in accordance with the provisions of Article 4.1(c), as applicable.

4.5 Severance Benefits Received Upon Termination.

(a) Termination by the Company for Cause or by Executive Without Good Reason. If Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, then Executive shall be entitled to (i) the Base Rate through the Termination Date, (ii) any Annual Bonus earned but unpaid as of the Termination Date for any previously completed fiscal year, (iii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date, (iv) credit for any vacation earned during the fiscal year in which the Termination Date occurs but not taken, plus any vacation days rolled over from the prior fiscal year to the extent allowed by the Company’s policies, and (v) such employee benefits, if any, to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (i) through (v) hereof being referred to as the “Accrued Rights”). In addition, subject to Executive’s continued compliance with the provisions of Article III, if Executive’s employment is terminated by Executive other than for Good Reason, then Executive shall be entitled to continuation of the Dependent Care Coverage until the earlier of (A) the second anniversary of the Termination Date and (B) the date on which Executive becomes employed by a subsequent employer. The Company shall thereafter have no further obligations to Executive under this Agreement.

(b) Termination Due to Death or Disability. If Executive’s employment is terminated due to Executive’s death or Disability, then Executive shall be entitled to the Accrued Rights. In addition, subject to Executive’s continued compliance with the provisions of Article III, if Executive’s employment is terminated due to Executive’s death or Disability, then Executive shall be entitled to (i) continuation of the Dependent Care Coverage until the later of (x) twelve months following the Termination Date and (y) the expiration of the Term determined as if such termination had not occurred and (ii) a lump sum payment, within 60 days following the beginning of the fiscal year subsequent to the fiscal year in which the Termination Date occurs, equal to the product of (A) the Annual Bonus that Executive would have actually earned in the fiscal year in which the Termination Date occurs (if Executive had remained employed by the Company and based upon achievement of the performance goals established for such fiscal year), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year in which the Termination Date occurs and the denominator of which is 365. The Company shall thereafter have no further obligations to Executive under this Agreement.

(c) Termination by the Company Without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, then, subject to Executive’s continued compliance with the provisions of Article III, Executive shall be entitled to:

(i) a lump sum payment, within 60 days following the beginning of the fiscal year subsequent to the fiscal year in which the Termination Date occurs, equal to the product of (A) the Annual Bonus that Executive would have actually earned in the fiscal year in which the Termination Date occurs (if Executive had remained employed by the Company and based upon achievement of the performance goals established for such fiscal year), multiplied by (B) a fraction, the numerator of which is the number of days that Executive was employed during the fiscal year in which the Termination Date occurs and the denominator of which is 365;

(ii) (A) continued payment of the Base Rate for a period of two years following the Termination Date (the “Severance Period”), payable in equal monthly installments, and (B) an amount equal to the product of (I) two times (II) the Average Bonus (as defined below), payable in equal monthly installments over the Severance Period; provided that the aggregate amount described in this clause (ii) shall be reduced by the present value of any other cash severance or similar termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (other than those expressly provided in this Article 4.5(c)). For purposes of this Agreement, Average Bonus shall mean the average of the Annual Bonuses paid to Executive for the two fiscal years immediately preceding the fiscal year in which the Termination Date occurs; provided, however, that if the number of completed fiscal years beginning on and after the Effective Date is (x) at least one but less than two, the Average Bonus shall be the Annual Bonus, if any, earned with respect to the first fiscal year of Executive’s employment and (y) less than one, the Average Bonus shall be the Annual Bonus that Executive would have actually earned in the fiscal year in which the Termination Date occurs (if Executive had remained employed by the Company and based upon achievement of the performance goals established for such fiscal year); provided, further, that with respect to clauses (x) and (y), if the Annual Bonus in the applicable fiscal year was prorated, such Annual Bonus shall be multiplied by a fraction, the numerator of which is 365 and the denominator of which is the number of days that Executive was employed during the applicable fiscal year;

(iii) during the Severance Period, continuation of health insurance coverage as then in effect for Executive;

(iv) continuation of the Dependent Care Coverage until the later of (A) the expiration of the Severance Period or (B) the expiration of the Term determined as if such termination had not occurred; and

(v) the Accrued Rights.

(d) Expiration of the Term. If the Company elects not to extend the Term pursuant to Article 1.1, then, subject to Executive’s continued compliance with the provisions of Article III, Executive shall be entitled to:

(i) (A) continued payment of the Base Rate for a period of 12 months following the Termination Date (the “Non-Renewal Period”), payable in equal monthly installments, and (B) an amount equal to the product of (I) one times (II) the Average Bonus, payable in equal monthly installments over the Non-Renewal Period; provided that the aggregate amount described in this clause (i) shall be reduced by the present value of any other cash severance or similar termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates (other than those expressly provided in this Article 4.5(d));

(ii) during the Non-Renewal Period, continuation of (A) health insurance coverage as then in effect for Executive and (B) the Dependent Care Coverage; and

(iii) the Accrued Rights.

4.6 Board/Committee Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the Termination Date and to the extent applicable, from the Board of Directors (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company’s affiliates.

ARTICLE V

GENERAL PROVISIONS

5.1 Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand with written acknowledgment of receipt, or when received by the addressee, if mailed by United States registered mail, return receipt requested, postage prepaid, or when received by the addressee, if sent by a national recognized overnight delivery service as follows:

If to the Company:	St. John Knits, Inc.
17622 Armstrong Avenue
Irvine, California 92614
Attn: Chief Financial Officer

With copies to:	Alvin Brown, Esq.
Simpson Thacher & Bartlett LLP
425 Lexington Ave.
New York, New York 10017, and

James P. Kelley
Vestar Capital Partners
Seventeenth Street Plaza
1225 17th Street, Suite 1660
Denver, Colorado 80202

If to Executive:	Richard Cohen
c/o St. John Knits, Inc.
17622 Armstrong Avenue
Irvine, California 92614

With a copy to:	Christopher Boies, Esq.
Boies, Schiller & Flexner LLP
333 Main Street
Armonk, New York 10504

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

5.2 No Waivers. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

5.3 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

5.5 Severability or Partial Invalidity. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

5.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

5.7 Legal Fees and Expenses. Should any party institute any action or proceeding to enforce this Agreement or any provision hereof, or for damages by reason of any alleged breach of this Agreement or of any provision hereof, or for a declaration of rights hereunder, the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such action or proceeding. Within 45 days following the

Effective Date, the Company shall pay Executive’s reasonable legal fees and expenses incurred in connection with the negotiation of this Agreement and the negotiation and documentation of the Zegna Release and Zegna Severance Agreement, up to a maximum of $50,000, after presentation of an itemized statement by Executive’s counsel with reasonable detail supporting such fees and expenses.

5.8 Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior written or oral and all contemporaneous oral agreements, understandings, and negotiations between the parties with respect to the subject matter hereof. This Agreement is intended by the parties as the final expression of their agreement with respect to such terms as are included in this Agreement and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence may be introduced in any judicial proceeding involving this Agreement.

5.9 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any party without the prior written consent of the other party and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 5.9, the Company may assign or delegate its rights, duties, and obligations hereunder to any of its affiliates or to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination or by acquisition of all or substantially all of the assets of the Company.

5.10 Set-Off. The Company’s obligation to pay Executive the amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of any amounts loaned or advanced by the Company or any of its affiliates to Executive.

5.11 Indemnity. The Company and Executive shall enter into an indemnification agreement, substantially in the form attached hereto as Exhibit D.

5.12 Representations.

(a) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of his duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

(b) The Company hereby represents to Executive that (i) the Company is fully authorized and empowered by action of the Board of Directors to enter into this Agreement and (ii) the performance of the Company’s obligations under this Agreement will not violate any agreement between the Company and any other person, firm or organization.

5.13 Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

5.14 Arbitration. Except as provided in Article 3.5 of this Agreement, any controversy arising out of or relating to Executive’s employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be resolved by arbitration before the American Arbitration Association in New York City, New York. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive’s employment.

5.15 Survival. The respective rights and obligations of the parties to this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

5.16 No Mitigation. Except as expressly provided in this Agreement, the Company agrees that any income and other employment benefits received by Executive from any and all sources other than the Company or any of its affiliates before, during or after the Term shall in no way reduce or otherwise affect the Company’s obligation to make payments and afford benefits to Executive as provided in this Agreement.

5.17 Parachute Gross-Up. The Company will provide a gross-up for any excise tax imposed upon the Executive under Section 4999 of the Internal Revenue Code of 1986, as amended, sufficient to put Executive in the same after-tax position as if such excise tax were not due. The amount of such gross-up shall be determined by the Company’s external auditors assuming the highest marginal federal and applicable state tax rates, and Executive shall be entitled to continuing indemnification for any additional tax imposed by taxing authorities relating to such excise tax or gross up.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

St. John Knits, Inc.,
a California corporation

By:

Name:

Richard Cohen

EXHIBIT A

TIME OPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the          day of                         , 2004 (hereinafter called the “Grant Date”), between ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation (hereinafter called the “Company”), and Richard Cohen (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Amended and Restated St. John Knits International, Incorporated 1999 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the option provided for herein (the “Option”) to the Participant pursuant to the Plan and the terms set forth herein; and

WHEREAS, simultaneous with the Company’s grant of this Option to the Participant, the Participant acknowledges that Participant shall, if the Participant has not already, become a party to the Management Stockholders’ Agreement between and among St. John Knits, Inc., the Company, Vestar/Gray Investors LLC, Vestar/SJK Investors LLC (“Vestar”) and all other members of management of the Company who have received or will receive options to acquire shares of Common Stock (the “Management Stockholders’ Agreement”).

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Grant of the Option. The Company hereby grants to the Participant the right and option (the “Option”) to purchase, on the terms and conditions hereinafter set forth, all or any part of an aggregate of 200,000 shares of Common Stock, subject to adjustment as set forth in the Plan. The per share purchase price of the shares of Common Stock subject to the Option (the “Exercise Price”) shall be (a) $30.00 with respect to 50,000 shares, (b) $40.00 with respect to 50,000 shares, (c) $50.00 with respect to 50,000 shares and (d) $60.00 with respect to 50,000 shares (each tranche of shares described in clauses (a) through (d), a “Tranche”). The Option is intended to be a non-qualified stock option, and is not intended to be treated as an option that complies with Section 422 of the Internal Revenue Code of 1986, as amended.

2. Vesting. At any time, the percentage of the Option which has become vested and exercisable as described in this Section 2 is hereinafter referred to as the “Vested Portion.”

(a) Time Vesting. Subject to paragraphs (b) and (c) of this Section 2, each Tranche shall vest and become exercisable with respect to twenty percent (20%) of the shares of Common Stock initially covered by the Tranche on the first anniversary of the Grant Date and shall vest and become exercisable with respect to an additional twenty percent (20%) of the shares of Common Stock initially covered by the Tranche on each subsequent anniversary of the Grant Date, until the shares subject to the Option are 100% vested.

(b) Termination of Employment. If the Participant’s employment with the Company or any Subsidiary is terminated for any reason, the Option shall, to the extent not then vested, be canceled by the Company without consideration and the Vested Portion of the Option shall remain exercisable for the period set forth in Section 3(a); provided, however, that, in the event of the Participant’s termination of employment by the Company or any Subsidiary without Cause (other than as a result of death or Disability) or by the Participant for Good Reason, the Participant shall be deemed vested in the portion of the Option that otherwise would have become exercisable on or before the second anniversary of the Participant’s date of termination. For purposes of this agreement, the date of the Participant’s termination of employment shall be determined under the Employment Agreement, dated as of June 3, 2004, by and between the Participant and St. John Knits, Inc. (or any amendment thereto).

(c) Change of Control/Acceleration Events.

(i) Notwithstanding any other provisions of this Agreement to the contrary, in the event of a Partial Acceleration Event (as defined below), Executive shall be deemed vested in a portion of the Option equal to the excess, if any, of the Vestar Percentage (as defined below) over the Vested Portion of the Option. For purposes of this Agreement, (A) a “Partial Acceleration Event” shall mean and shall be deemed to have taken place in the event (I) Vestar and its Affiliates (as defined in the Management Stockholders’ Agreement) (collectively, the “Vestar Entities”), pursuant to one or more than one transaction, other than a Public Offering (as defined in the Management Stockholders’ Agreement), sell, exchange or dispose of shares of Common Stock where the percentage of shares sold, exchanged or disposed of is less than 50% of the shares of Common Stock held by the Vestar Entities as of June 3, 2004 (the “Vestar Shares”), (II) Executive receives a Tag Notice (as defined in the Management Stockholders’ Agreement) with respect to any transaction that would otherwise result in a Partial Acceleration Event described in clause (I) of this Section 2(c)(i), but only for purposes of participating in such transaction, or (III) any of the Vestar Entities request that Executive make a drag-along transfer as permitted by Section 3.6 of the Management Stockholders’ Agreement with respect to any transaction that would otherwise result in a Partial Acceleration Event described in clause (I) of this Section 2(c)(i), but only for purposes of participating in such transaction, and (B) the “Vestar Percentage” shall mean the percentage of the Vestar Shares sold by the Vestar Entities in connection with a Partial Acceleration Event.

(ii) Notwithstanding any other provisions of this Agreement to the contrary, in the event of a change of control or an Equity Acceleration Event (as defined below), the Option shall, to the extent not then vested and not previously canceled, immediately become fully vested and exercisable. For purposes of this Agreement, (A) a change of control shall be deemed to occur as determined in the sole discretion of the Committee and (B) an “Equity Acceleration

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Event” shall mean and shall be deemed to have taken place in the event (I) the Vestar Entities, pursuant to one or more than one transaction, other than a Public Offering, sell, exchange or dispose of 50% or more of the Vestar Shares, (II) the Company or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of the Company and its Subsidiaries (determined on a consolidated basis) to any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) (other than to the Company and/or any wholly-owned Subsidiary of the Company), (III) any other transaction involving the Company or St. John Knits, Inc. occurs and in respect of which the Vestar Entities receive proceeds in such transaction, directly or indirectly, in respect of the disposition of 50% or more of the Vestar Shares, (IV) Executive receives a Tag Notice (as defined in the Management Stockholders’ Agreement) with respect to any transaction that would otherwise result in a Equity Acceleration Event described in clauses (I), (II) or (III) of this Section 2(c)(ii), but only for purposes of participating in such transaction, or (V) any of the Vestar Entities request that Executive make a drag-along transfer as permitted by Section 3.6 of the Management Stockholders’ Agreement with respect to any transaction that would otherwise result in a Equity Acceleration Event described in clauses (I), (II) or (III) of this Section 2(c)(ii), but only for purposes of participating in such transaction.

3. Exercise of Option.

(a) Period of Exercise. Subject to the provisions of the Plan and this Agreement, the Participant may exercise all or any part of the Vested Portion of the Option at any time prior to the earliest to occur of:

(i) the tenth anniversary of the Grant Date;

(ii) eighteen months following the date of the Participant’s termination of employment as a result of death or Disability;

(iii) three years following the date of the Participant’s termination of employment by the Company or any Subsidiary without Cause (other than as a result of death or Disability) or by the Participant for Good Reason; and

(iv) the date of the Participant’s termination of employment by the Company or any Subsidiary for Cause or by the Participant without Good Reason.

For purposes of this Agreement:

“Cause” shall mean “cause” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Grant Date (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, “Cause” shall mean (i) willful malfeasance or willful misconduct in connection with the performance of his duties as such, or (ii) the commission of (a) any felony or (b) a misdemeanor involving moral turpitude;

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“Disability” shall mean “disability” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Grant Date (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, as defined in the Company long-term disability plan as in effect from time to time, or if there shall be no plan or if not defined therein, the Participant’s becoming physically or mentally incapacitated and consequent inability for a period of six (6) months in any twelve (12) consecutive month period to perform the Participant’s duties to the Company or any Subsidiary; and

“Good Reason” shall mean “good reason” as defined in any employment agreement entered into by and between the Participant and the Company or any of its Subsidiaries which is in effect as of or after the Grant Date (as the same may be amended in accordance with the terms thereof) or if not defined therein or if there shall be no such agreement, “Good Reason” shall mean: (i) the Company or any Subsidiary has failed to pay the Participant his salary; (ii) the office where the Participant performs his duties is moved more than 30 miles from where the Participant performed the Participant’s duties on the Grant Date; (iii) a substantial reduction of the Participant’s base salary (other than an across the board reduction similarly affecting other comparable employees of the Company or its Subsidiaries) or (iv) a substantial diminution of the Participant’s duties, which, in each case, has not been remedied within a reasonable time specified by the Participant that is not less than thirty (30) days after delivery to the Company of written notice describing the event constituting Good Reason.

(b) Method of Exercise.

(i) Subject to Section 3(a), the Vested Portion of the Option may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole shares of Common Stock only. Such notice shall specify the number of shares of Common Stock for which the Option is being exercised and the Tranche from which such shares are to come and shall be accompanied by payment in full of the Exercise Price with respect to each Tranche. The payment of the Exercise Price shall be made in cash or, subject to the consent of the Committee, in shares of Common Stock which have been owned by the Participant for at least six months, such shares to be valued at their Fair Market Value (as such term is defined in the Management Stockholders’ Agreement) as of the date of exercise.

(ii) Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the shares of Common Stock that is required to comply with applicable state and federal securities or any ruling or regulation of any governmental body or national securities exchange that the Committee shall in its sole discretion determine in good faith to be necessary or advisable.

(iii) Upon the Company’s determination that the Option has been validly exercised as to any of the shares of Common Stock, the Company shall issue certificates in the

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Participant’s name for such shares. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing the certificates to him, any loss of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

(iv) In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(a) (any of the foregoing, a “Permitted Transferee”). Any heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

(v) As a condition to exercising the Option, the Participant shall become a party to the Management Stockholders’ Agreement.

4. No Right to Continued Employment. Neither the Plan nor this Agreement shall be construed as giving the Participant the right to be retained in the employ of, or in any consulting relationship to, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss the Participant or discontinue any consulting relationship, free from any liability or any claim under the Plan or this Agreement, except as otherwise expressly provided herein.

5. Legend on Certificates. To the extent provided by the Management Stockholders’ Agreement, the certificates representing the shares of Common Stock purchased by exercise of the Option shall contain a legend stating that they are subject to the Management Stockholders’ Agreement and may be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, and any applicable Federal or state laws, and the Committee may cause an additional legend or legends to be put on any such certificates to make appropriate reference to such other restrictions.

6. Transferability. The Option may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than to a Permitted Transferee, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to a Permitted Transferee shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the Permitted Transferee or Transferees of the terms and conditions hereof.

7. Withholding. A Participant shall be required to pay to the Company or any Affiliate, and the Company shall have the right and is hereby authorized to withhold, any applicable minimum withholding taxes in respect of an Option, its exercise or any payment or

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transfer under an Option or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such minimum withholding taxes.

8. Securities Laws; Representations.

(a) Upon the acquisition of any shares of Common Stock pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

(b) Participant represents and warrants that Participant, either alone or with a representative advisor, has sufficient knowledge and experience in financial and business matters that Participant is capable of evaluating the merits and risks of this Option grant and, in the event such Option is exercised, the ownership of such shares of Common Stock.

9. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

10. Choice of Law. THE INTERPRETATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

11. Option Subject to Plan and Management Stockholders’ Agreement. By entering into this Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan and the Management Stockholders’ Agreement. The Option is subject to the Plan and the Management Stockholders’ Agreement. The terms and provisions of the Plan and the Management Stockholders’ Agreement as they may be amended from time to time in accordance with their respective terms are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Stockholders’ Agreement, the applicable terms and provisions of this Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Stockholders’ Agreement, the applicable terms and provisions of the Management Stockholders’ Agreement will govern and prevail.

12. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

ST. JOHN KNITS INTERNATIONAL, INCORPORATED

By:

Title:

Agreed and acknowledged as of the date first above written:

Richard Cohen

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EXHIBIT B

FORM OF SUBSCRIPTION AGREEMENT

SUBSCRIPTION AGREEMENT, dated as of                         , 2004 (this “Agreement”), between St. John Knits International, Incorporated, a Delaware corporation (the “Parent”), and Richard Cohen (the “Stockholder”).

WHEREAS, the Stockholder desires to acquire from the Parent, and the Parent desires to issue and sell to the Stockholder, 1,667 shares of common stock, par value $.01 per share, of the Parent (“Common Stock”);

WHEREAS, entering into this Agreement is a condition to the sale to the Stockholder of the Common Stock in order that the Stockholder become a party to a Management Stockholders’ Agreement setting forth certain rights and restrictions with respect to the shares of Common Stock acquired pursuant hereto;

NOW, THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.	Purchase of Common Stock.

1.1. Purchase of Common Stock; Agreement to be Bound.

(a) Pursuant to the terms and subject to the conditions set forth herein, the Stockholder hereby purchases and the Parent hereby issues and delivers to the Stockholder 1,667 shares of Common Stock, at a price per share of $30.00 (the “Purchase Price”).

(b) By signing this Agreement, (i) the Stockholder hereby agrees to be bound in all respects by the terms of the Management Stockholders’ Agreement, as amended, attached hereto as Exhibit A (the “Stockholders’ Agreement”) to the same extent as if the Stockholder were exercising an option to purchase Common Stock on the date hereof pursuant to an Option Agreement (as defined in the Stockholders’ Agreement) and (ii) the Parent hereby agrees that the Stockholder will have all rights and be subject to the obligations of a “Management Investor” to the same extent as if the Stockholder were exercising an option to purchase Common Stock on the date hereof pursuant to an Option Agreement, except in each case as modified by this Agreement. The Parent and the Stockholder hereby agree that, for purposes of the Stockholders’ Agreement, (i) “Lapse Date” shall mean the later of (x) the fifth anniversary of the Closing Date and (y) the consummation of a Public Offering and (ii) “Closing Date” shall mean                         , 2004.

1.2. Representations and Warranties of the Parent. The Parent represents and warrants to the Stockholder as follows:

(a) The Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and the Stockholders’ Agreement and to perform its obligations hereunder and thereunder. The execution, delivery and performance by the Parent of this Agreement and the Stockholders’ Agreement has been duly authorized by all necessary corporate and legal action by the Parent, and no other corporate proceeding by the Parent is necessary for the execution, delivery and performance by the Parent of this Agreement or the Stockholders’ Agreement. This Agreement and the Stockholders’ Agreement have been duly executed and delivered by the Parent and, assuming they are duly executed and delivered by the Stockholder, constitute valid and binding obligations of the Parent, enforceable against the Parent in accordance with their terms.

(b) The Common Stock to be issued to the Stockholder pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt by the Parent of the Purchase Price therefor, will be fully paid and nonassessable with no personal liability attached to the ownership thereof and will not be subject to any preemptive rights under the Delaware General Corporation Law.

(c) The execution, delivery and performance by the Parent of this Agreement and the Stockholders’ Agreement will not (i) conflict with the certificate of incorporation or by-laws of the Parent or any of its subsidiaries or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Parent or any of its subsidiaries is a party or by which the Parent or any of its subsidiaries is bound or (iii) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Parent or any of its subsidiaries or by which any of their assets may be bound or affected.

(d) Exhibit B hereto sets forth the number of issued and outstanding shares of each class of Parent’s capital stock as of June 3, 2004, including all shares issuable upon conversion or exercise of any outstanding or issuable option or other convertible security.

(e) Between February 1, 2004 and June 3, 2004, there had not occurred any material adverse change to the business, properties or assets, results of operations or consolidated financial position of Parent.

2.	Representations, Warranties and Covenants of the Stockholder.

2.1. Residence and Competency; Power; Enforceability; Noncontravention. The Stockholder is competent to and has sufficient capacity to execute and deliver this Agreement and the Stockholders’ Agreement and to perform his obligations hereunder and thereunder. This Agreement and the Stockholders’ Agreement have been duly executed and delivered by the Stockholder.

Assuming the due execution and delivery of this Agreement and the Stockholders’ Agreement by the Parent, this Agreement and the Stockholders’ Agreement constitute valid and binding obligations of the Stockholder, enforceable against the Stockholder in accordance with their terms.

The execution, delivery and performance of this Agreement and the Stockholders’ Agreement by the Stockholder will not (i) conflict with or violate any law, rule, regulation, ordinance, writ, injunction, judgment or decree applicable to the Stockholder or by which any of his assets may be bound or affected or (ii) result in any breach of any terms or conditions of, or constitute a default under, any contract, agreement or instrument to which the Stockholder is a party or by which the Stockholder is bound.

2.2. Investment Intention; No Resales. The Stockholder hereby represents and warrants that he is acquiring the Common Stock for investment solely for his own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof. The Stockholder agrees and acknowledges that he will not, directly or indirectly, offer, transfer, sell, assign, pledge, hypothecate or otherwise dispose of any shares of Common Stock, or solicit any offers to purchase or otherwise acquire or pledge any shares of Common Stock, unless such offer, transfer, sale, assignment, pledge, hypothecation or other disposition complies with the provisions hereof and of the Stockholders’ Agreement.

2.3. Common Stock Unregistered. The Stockholder acknowledges and represents that he has been advised by the Parent that:

(a) the offer and sale of the Common Stock have not been and will not be registered under the Securities Act;

(b) the Common Stock must be held indefinitely and the Stockholder must continue to bear the economic risk of the investment in the Common Stock unless the offer and sale of such Common Stock is subsequently registered under the Securities Act and all applicable state securities laws or an exemption from such registration is available;

(c) there is no established market for the Common Stock and it is not anticipated that there will be any public market for the Common Stock in the foreseeable future;

(d) Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any securities of the Parent, and, except as may be set forth in the Stockholders’ Agreement, the Parent has made no covenant to make such Rule available;

(e) when and if shares of Common Stock may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule;

(f) if the Rule 144 exemption is not available, public offer or sale of Common Stock without registration will require compliance with some other exemption under the Securities Act;

(g) if any shares of Common Stock are at any time disposed of in accordance with Rule 144, the Stockholder will deliver to the Parent at or prior to the time of such disposition an executed Form 144 (if required by Rule 144) and such other documentation as the Parent may reasonably require in connection with such sale;

(h) a restrictive legend in the form set forth in the Stockholders’ Agreement shall be placed on the certificates representing Common Stock; and

(i) a notation shall be made in the appropriate records of the Parent indicating that the Common Stock is subject to restrictions on transfer and, if the Parent should at some time in the future engage the services of a securities transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the Common Stock.

2.4. Additional Investment Representations. The Stockholder represents and warrants that:

(a) the Stockholder’s financial situation is such that he can afford to bear the economic risk of holding the Common Stock for an indefinite period of time, has adequate means for providing for his current needs and personal contingencies, and can afford to suffer a complete loss of his investment in the Common Stock;

(b) the Stockholder’s knowledge and experience in financial and business matters are such that he is capable of evaluating the merits and risks of the investment in the Common Stock, as contemplated by this Agreement;

(c) the Stockholder understands that the Common Stock is a speculative investment which involves a high degree of risk of loss of his investment therein, there are substantial restrictions on the transferability of the Common Stock and, on the date hereof and for an indefinite period following the date hereof, there will be no public market for the Common Stock and, accordingly, it may not be possible for the Stockholder to liquidate his investment in case of emergency, if at all;

(d) the Stockholder understands that the terms of the Stockholders’ Agreement provide that in the event that the Stockholder ceases to be an employee of St. John’s Knits, Inc., a California corporation (the “Company”), the Parent, the Company, Vestar (as defined in the Stockholders’ Agreement) and their designated affiliates have the right to repurchase the Common Stock at a price which may, in certain circumstances, be less than the fair market value of such stock;

(e) the Stockholder understands and has taken cognizance of all the risk factors related to the purchase of Common Stock; and, other than as set forth in this Agreement and the Employment Agreement dated as of June 3, 2004 between St. John Knits, Inc. and the Stockholder, no representations or warranties have been made to the Stockholder or his representatives concerning the Common Stock or the Parent, its subsidiaries or their prospects or other matters;

(f) in making his decision to purchase the Common Stock hereby subscribed for, the Stockholder has relied upon independent investigations made by him and, to the extent believed by the Stockholder to be appropriate, his representatives, including his own professional, financial, tax and other advisors;

(g) the Stockholder has been given the opportunity to examine all documents and to ask questions of, and to receive answers from, the Parent and its representatives concerning the Parent and its subsidiaries and the terms and conditions of the purchase of the Common Stock and to obtain any additional information, in each case as the Stockholder or his representatives deems necessary; and

(h) all information which the Stockholder has provided to the Parent and its representatives concerning the Stockholder and his financial position is complete and correct as of the date of this Agreement.

3.	Miscellaneous.

3.1. Binding Effect. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

3.2. Amendment; Waiver. This Agreement may be amended only by a written instrument signed by the parties hereto. No waiver by either party hereto of any of the provisions hereof shall be effective unless set forth in a writing executed by the party so waiving.

3.3. Governing Law. This Agreement shall be governed by and construed in all respects under the laws of the State of Delaware. Any action to enforce which arises out of or in any way relates to any of the provisions of this Agreement may be brought and prosecuted in such court or courts located within the State of Delaware as provided by law; and the parties consent to the jurisdiction of such court or courts located within the State of Delaware and to service of process by registered mail, return receipt requested, or by any other manner provided by Delaware law.

3.4. Integration. This Agreement and the documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to the subject matter hereof and thereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

3.5. Counterparts. This Agreement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ST. JOHN KNITS INTERNATIONAL,
INCORPORATED

By:

Name:
Title:

RICHARD COHEN

Exhibit A

Management Stockholders’ Agreement

See attached.

EXHIBIT C

PERQUISITES

(1)	Car Allowance. The Company shall pay to Executive a car allowance in a gross amount of $2,269 per month for car payments and $2,000 per year for car insurance.

(2)	Clothing Allowance. The Company shall pay to Executive a clothing allowance of $10,000 per year.

(3)	Relocation Expenses.

(a) The Company shall reimburse Executive for all reasonable and customary costs and expenses incurred by Executive that are associated with (i) the physical move of Executive’s family and belongings to Southern California (e.g., transportation, packing, storing and unpacking of household goods), (ii) the sale of Executive’s home in Pound Ridge, New York (the “Pound Ridge Home”) and Executive’s purchase of a primary residence in Southern California (e.g., brokers’ commissions, taxes, legal fees, inspection, appraisal and survey charges, title search and insurance charges, and closing costs), and (iii) up to three trips to Southern California for house hunting and the review of schooling options (e.g., air fare, hotel, car rental, meals). The Company shall reimburse such costs and expenses promptly following Executive’s submission of written documentation satisfactory to the Company evidencing that Executive has incurred such costs and expenses.

(b) Following the Effective Date, the Company shall pay to Executive on a monthly basis a housing allowance of up to $15,000 in order to allow Executive to (I) rent appropriate housing in Southern California or (II) if Executive has purchased a primary residence in Southern California but has not sold the Pound Ridge Home, pay any duplicative costs or expenses related to owning both homes (the “Housing Allowance”); provided, however, that such Housing Allowance shall terminate upon the earlier to occur of (i) the first anniversary of the Effective Date and (ii) Executive’s purchase of a primary residence in Southern California and sale of the Pound Ridge Home. The Company shall pay such Housing Allowance to Executive promptly following the end of any relevant month, subject to Executive’s submission of written documentation satisfactory to the Company evidencing that Executive has incurred such expenses. In addition, the Company shall pay to Executive a gross up for all applicable federal, state and local income taxes payable by the Executive in connection with the payment by the Company to Executive of any portion of the Housing Allowance that is not deductible by Executive.

(c) Unless prohibited by law, following the Effective Date and prior to Executive’s sale of the Pound Ridge Home, if requested by Executive, the Company shall loan Executive up to $500,000 to apply towards Executive’s purchase of a primary residence in Southern California; provided that such loan shall be made at the lowest interest rate at which the Company could make the loan without Executive recognizing interest income. The amount of such loan shall become due and payable by Executive to the Company within 10 days following the sale of the Pound Ridge Home.

EXHIBIT D

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”) is made as the      day of                     , 2004, among St. John Knits, Inc., a California corporation (“St. John”), St. John Knits International, Incorporated, a Delaware corporation (“SJKI”) and Richard Cohen (“Indemnitee”).

BACKGROUND FACTS

The Indemnitee currently is serving as a director and/or officer of St. John and/or of SJKI, and the Company (which term as used herein shall refer to, jointly and severally, St. John and SJKI) wishes the Indemnitee to continue in such capacity. In order to induce the Indemnitee to continue to serve as a director and/or officer for St. John and SJKI and in consideration of Indemnitee’s continued service, St. John and SJKI and the Indemnitee hereby agree as follows:

SECTION 1: DEFINITIONS

As used in this Agreement:

1.1 Proceeding. The term “Proceeding” includes any threatened, pending or completed action, suit or proceeding, any appeal therefrom and any inquiry or investigation, whether conducted by the Company or otherwise, that the Indemnitee in good faith believes might lead to the institution of any such action, suit or proceeding, whether brought by or in the right of the Company to procure a judgment in its favor or brought by any third party or otherwise and whether civil, criminal, administrative or investigative, in which the Indemnitee is or may be or may have been involved as a party or otherwise by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as a director or officer of the Company, or while acting at the request of the Company as a director, officer, employee, partner, trustee or agent of any other corporation, partnership, joint venture, trust or other enterprise (as defined in Section 1.3, below), regardless of whether Indemnitee is acting or serving in any such capacity at the time any Expenses (as defined in Section 1.2, below) are incurred for which indemnification may be provided under this Agreement.

1.2 Expenses. The term “Expenses” includes expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with any Proceeding, including amounts paid in settlement by or on behalf of the Indemnitee, attorneys’ fees and disbursements, and any expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with establishing a right to indemnification under this Agreement, but shall not include (i) any judgments and fines and similar penalties against the Indemnitee or (ii) any expenses, amounts paid in settlement, attorneys’ fees or disbursements, judgments, fines and similar penalties or any other costs whatsoever incurred in connection with any Proceeding insofar as such Proceeding is based on a violation by the Indemnitee of Section 16 of the Securities Exchange Act of 1934, as amended.

1.3 Other Terms. The term “other enterprise” includes employee benefit plans; the term “fines” includes any excise tax assessed with respect to any employee benefit plan; the term “serving at the request of the Company” includes any service as a director, officer, employee or agent of the Company or any of its subsidiaries that imposes duties on, or involves services by such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interests of the participants and beneficiaries of any employee benefit plan shall be deemed to have acted in a manner “reasonably believed to be in the best interests” of the Company or any of its subsidiaries as such term is used in this Agreement.

SECTION 2: GENERAL RIGHT TO INDEMNIFICATION

The Company shall indemnify the Indemnitee against Expenses, judgments and fines and other amounts actually and reasonably incurred in connection with any Proceedings to the full extent permitted by the laws of the State of Delaware or California, as the case may be, as from time to time in effect. Without limiting the generality of the foregoing, the Company shall also indemnify the Indemnitee in accordance with the provisions set forth below.

SECTION 3: PROCEEDINGS OTHER THAN BY OR IN THE RIGHT OF THE COMPANY

If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding (other than an action by or in the right of the Company to procure a judgment in its favor), the Company shall indemnify Indemnitee against all Expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the best interests of the Company and, in the case of a criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the Indemnitee did not act in good faith and in a manner the Indemnitee reasonably believed to be in the best interests of the Company or that the Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

SECTION 4: PROCEEDINGS BY OR IN THE RIGHT OF THE COMPANY

If the Indemnitee was or is a party or is threatened to be made a party to any Proceeding by or in the right of the Company to procure a judgment in its favor, the Company shall indemnify Indemnitee against all Expenses relating to the Proceeding if Indemnitee acted in good faith in a manner Indemnitee reasonably believed to be in the best interests of the Company and its shareholders; however, no indemnification shall be made with respect to any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to the Company in the performance of Indemnitee’s duty to the Company and its shareholders unless the court in which such Proceeding is or was pending shall determine upon application that in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for Expenses, and then only to the extent that the court shall determine. In addition, with respect to the directors and officers of St. John, no indemnification shall be made (i) with respect to amounts paid in settling or otherwise disposing of a pending action without court approval and (ii) with respect to Expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval, in each case, as required by California law.

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SECTION 5: INDEMNIFICATION FOR EXPENSES OF SUCCESSFUL PARTY

Notwithstanding the other provisions of this Agreement, to the extent that Indemnitee has been successful on the merits in defense of any Proceeding or of any claim, issue or matter forming part of any Proceeding, Indemnitee shall be indemnified against Expenses actually and reasonably incurred by Indemnitee in connection therewith.

SECTION 6: ADVERSE DETERMINATION

Any indemnification under Sections 3 and 4 hereof shall be paid by the Company in accordance with Section 8 unless (i) a determination is made that indemnification is not proper because the Indemnitee has not met the applicable standard of conduct set forth in Sections 3 and 4, such determination being made no later than the end of the sixty-day period set forth in Section 8.2 or (ii) with respect to indemnification under Section 4, the Indemnitee shall have been adjudged to be liable to the Company, and the court in which such Proceeding is or was pending has determined upon application that, in view of all the circumstances of the case, the Indemnitee is not entitled to indemnity. For purposes of a determination described in subsection (i) of this Section 6, (x) with respect to the directors and officers of St. John, such determination may be made by any of the following: (a) a majority vote of a quorum consisting of directors who are not parties to such Proceeding, (b) if such a quorum of directors is not obtainable, by independent legal counsel in a written opinion, (c) approval of the shareholders with the shares owned by the Indemnitee not being entitled to vote thereon or (d) the court in which such Proceeding is or was pending, if such is the case, upon application made by the Company or the Indemnitee or the attorney or other person rendering services in connection with the defense, whether or not such application by the Indemnitee, attorney or other person is opposed by the company and (y) with respect to the directors and officers of SJKI, such a determination shall be made (a) by a majority vote of the directors who are not parties to such Proceeding, even though less than a quorum, (b) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (c) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (d) by the stockholders.

SECTION 7: RELIANCE ON BOOKS, RECORDS AND OTHER INFORMATION

The Indemnitee shall be deemed to have acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe Indemnitee’s conduct was unlawful, if Indemnitee’s action is or was based on the records or books of account of the Company or of any other enterprise with respect to which the Indemnitee may be affected by a Proceeding, including financial statements, or on information supplied to Indemnitee by officers of the Company or of any such other enterprise in the course of their duties, or on the advice of legal counsel for the Company or for any such other enterprise or on information or records given or reports made to the Company or to any such other enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company or by such other enterprise. The provisions of this Section shall not be deemed exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met any applicable standard of conduct.

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SECTION 8: PROCEDURE FOR INDEMNIFICATION

8.1 Advances. Expenses to which an Indemnitee is entitled to indemnity under Sections 2, 3 and 4 shall be paid by the Company in advance of any final disposition of the Proceeding upon receipt by the Company of written documentation of the Indemnitee’s obligation to pay such Expenses. Indemnitee hereby undertakes to repay all amounts so advanced if it shall be determined ultimately that the Indemnitee is not entitled to be indemnified pursuant to this Agreement.

8.2 Payment Within 60 Days. After the final disposition of any Proceeding, the Indemnitee may send to the Company a written request for indemnification, accompanied by written documentation of the Indemnitee’s obligation to pay the Expenses, judgments and fines and similar penalties for which indemnification is requested. No later than 60 days following receipt by the Company of such request, the Company shall pay the Expenses, judgments and fines and similar penalties or reimburse the Indemnitee therefor (as the case may be) unless, during such 60-day period (i) the Company determines that the indemnification request is not permitted by the laws of the State of Delaware or California in effect as the case may be, or (ii) with respect to indemnification under Sections 3 and 4, the adverse determination described in Section 6 is made.

8.3 Actions to Enforce This Agreement. In any action by the Indemnitee to enforce this Agreement, the Company shall bear the burden of proving that any applicable standard of conduct has not been met by the Indemnitee. Neither the failure of the Company to have made the determination required pursuant to Section 6, nor any determination made pursuant to Section 6 create a presumption that the Indemnitee has or has not met any applicable standard of conduct.

SECTION 9: OTHER RIGHTS

The rights of the Indemnitee under this Agreement shall not be deemed exclusive of any other rights to which Indemnitee may be entitled under any law (common or statutory), provision of the Company’s Articles of Incorporation or Bylaws (or comparable organizational documents), vote of shareholders or Board of Directors of the Company or otherwise, both as to action in Indemnitee’s official capacity and as to act in another capacity while holding such office or while employed by or acting as agent for the Company in any capacity.

SECTION 10: NOTICE TO THE COMPANY; DEFENSE OF PROCEEDING

10.1 Notice. The Indemnitee shall, as a condition precedent to Indemnitee’s right to indemnification hereunder, provide prompt written notice to the Company of any Proceeding in connection with which Indemnitee may assert a right to be indemnified under this Agreement. Such notice shall be deemed to have been provided if mailed by domestic certified mail, postage prepaid, to St. John Knits, Inc., 17422 Derian Avenue, Irvine, California 92713 (or to such other address as the Company may specify in writing to the Indemnitee). Indemnitee shall give the Company such information and cooperation as it may reasonably require.

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10.2 Defense of Proceeding. With respect to any Proceeding:

(i) the Company shall be entitled to participate in the Proceeding at its own expense; and

(ii) except as otherwise provided below, the Company shall be entitled to assume the defense of such Proceeding to the extent that it may wish. After notice from the Company to the Indemnitee of such assumption, the Company shall not be liable to the Indemnitee under this Agreement for any Expenses subsequently incurred by Indemnitee in connection with such defense. The Indemnitee shall have the right to employ separate counsel in the Proceeding, but the fees and expenses of such counsel incurred after such assumption shall be at the expense of the Indemnitee, unless (a) such employment has been authorized in writing by the Company, or (b) the Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and the Indemnitee in the conduct of the defense of the Proceeding.

The Company shall not be required to indemnify the Indemnitee under this Agreement for any amounts paid in settlement of any Proceeding effected without its prior written consent. If the Indemnitee does not promptly offer to settle a Proceeding on a basis that the Board of Directors has approved, the Company shall not be liable to pay any Expenses incurred thereafter in connection with that Proceeding.

SECTION 11: EXCEPTIONS

Any other provision herein to the contrary notwithstanding:

11.1 Claims Initiated by Indemnitee. The Company shall not be obligated to indemnify or advance Expenses to Indemnitee with respect to Proceedings initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to Proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under Section 317 of the California Corporation Law or Section 145 of the Delaware General Corporation Law, but such indemnification or advancement of Expenses may be provided by the Company in specific cases if the Board of Directors has approved the initiation or bringing of such Proceeding.

11.2 Lack of Good Faith. The Company shall not be obligated to indemnify Indemnitee for any Expenses incurred by the Indemnitee with respect to any Proceeding instituted by Indemnitee to enforce or interpret this Agreement if a court of competent jurisdiction determines that each of the material assertions made by the Indemnitee in such Proceeding was not made in good faith or was frivolous.

SECTION 12: MISCELLANEOUS

12.1 Amendments. This Agreement may be amended only by means of a writing signed by both the Company and the Indemnitee.

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12.2 Retroactive Effect. This Agreement covers all Proceedings that either now have been or later may be commenced, including any Proceeding relating to any past act or omission of the Indemnitee that has not yet resulted in commencement or threat of a Proceeding.

12.3 Savings Clause. Each provision of this Agreement is a separate and distinct agreement, independent of all other provisions. If this Agreement or any such provision shall be deemed invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way, and the Company shall nevertheless indemnify the Indemnitee as to Expenses, judgments and fines and similar penalties with respect to any Proceeding to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated and to the full extent permitted by applicable law. In the event of any whole or partial invalidation, illegality or unenforceability of this Agreement, there shall be added automatically to this Agreement a provision or provisions as similar to such invalid, illegal or unenforceable provision, both in terms and effect, as may be possible and be valid, legal and enforceable.

12.4 Mutual Acknowledgement. Both the Company and Indemnitee acknowledge that in certain instances, federal law or applicable public policy may prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake to the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

12.5 Successors and Assigns. This Agreement shall be binding on, and inure to the benefit of, the successors and assigns of the Company, whether by operation of law or otherwise, and the estate, heirs and personal representatives of the Indemnitee.

12.6 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of this State of California, except as to matters involving the obligation of SJKI or any other corporation incorporated in Delaware, where it shall be governed in all respects by the laws of the State of Delaware.

12.7 Merger Clause. Except for St. John’s Articles of Incorporation and Bylaws and SJKI’s Certificate of Incorporation and Bylaws, this Agreement constitutes the entire understanding of the parties and supersedes all prior understandings and agreements, written or oral, between the parties with respect to the subject matter of this Agreement.

12.8 No Duplication of Payments. The Company shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee to the extent that the Indemnitee has otherwise received payment (under any insurance policy, Bylaw, or otherwise) of the amounts otherwise indemnifiable hereunder.

12.9 Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary or appropriate to enable the Company effectively to bring suit to enforce such rights.

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12.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ST. JOHN KNITS, INC., a California corporation

By:

ST. JOHN KNITS INTERNATIONAL, INCORPORATED, a Delaware corporation

By:

INDEMNITEE

By:

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